MARKETING AND LICENSE AGREEMENT

THIS IS A MARKETING AND LICENSE AGREEMENT ("Agreement"), entered into this 19th day of October, 2005 (the "Effective Date"), by and among **XETHANOL CORPORATION** ("Xethanol"), a Delaware corporation with a place of business at 1185 Avenue of the Americas, 20th Floor, New York, NY 10036, and **DDS TECHNOLOGIES USA, INC.** ("DDS"), a Nevada corporation with a place of business at 150 East Palmetto Park Road, Suite 510, Boca Raton, FL 33432.

RECITALS

A. DDS is the owner of certain rights with respect to dry disaggregation technology products;

B. Xethanol wishes to assist DDS in the marketing of such products and also to obtain a license with respect to such DDS technology for purposes of processing and extraction of materials from agricultural commodities, including but not limited to, corn and cellulosic biomass, in all cases within the United States of America;

C. DDS wishes to obtain such assistance and also to grant such a license on the terms and conditions set forth below; and

D. Xethanol and DDS have been engaged in a dispute regarding the existence and details of a certain joint venture agreement between them, and have entered into this Agreement as part of the overall and final settlement of such dispute.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings:

"AAA" shall have the meaning assigned to it in **Subsection 12.3 ("Arbitration").**

"Authorized Purpose" shall mean the operation of Machines solely to produce Ethanol Feed Stock and Byproducts from agricultural commodities, including but not limited to, corn and cellulosic biomass, in the Authorized Territory.

"Authorized Territory" shall mean the United States of America and its possessions.

"Byproducts" shall mean any substance produced directly or indirectly by use of the Machines which is not Ethanol Feed Stock, and shall include without limitation cattle feed, fibrous materials and Xylitol.

"Claims" shall have the meaning assigned to it in **SECTION 10 ("INDEMNITY")**.

"Confidential Information" shall have the meaning assigned to it in **SECTION 7 ("CONFIDENTIAL INFORMATION")**.

"Contract Year" shall have the meaning assigned to it in **Subsection 5.1(C) ("Minimum Royalties")**.

"Customer Agreement" shall have the meaning assigned to it in **Subsection 2.4 ("Sales")**.

"Customers" shall mean third parties to whom Machines shall be Sold for use by such Customers in their own businesses and not for further distribution, but shall not include the Excluded Customers.

"Disclosing Party" shall have the meaning assigned to it in **SECTION 7 ("CONFIDENTIAL INFORMATION")**.

"Effective Date" shall have the meaning assigned to it in the first paragraph of this Agreement.

"Ethanol" shall mean any ethyl or other alcohol produced directly or indirectly from Ethanol Feed Stock.

"Ethanol Feed Stock" shall mean any substance produced directly or indirectly by use of the Machines which is suitable for further processing into Ethanol.

"Excluded Customers" shall mean Archer Daniels Midland Company and Treasure Valley Renewable Resources, LLC.

"Fee" shall have the meaning assigned to it in **Subsection 3.3 ("Fee Calculation")**.

"Indemnified Party" shall have the meaning assigned to it in **SECTION 10 ("INDEMNITY")**.

"Indemnifying Party" shall have the meaning assigned to it in **SECTION 10 ("INDEMNITY")**.

"Leads" shall have the meaning assigned to it in **Subsection 2.1 ("Leads")**.

"Machines" shall mean DDS machines which are Sold to Customers to be used solely for the Authorized Purpose.

"Patents" shall mean patents, utility models and applications therefor, including any and all divisionals, continuations, re-examinations, renewals, provisionals, continuations-in-part, or re-issues owned by DDS (including without limitation U.S. Pat. No. 6,848,582), and which are in existence as of the Effective Date, or which come into existence at any time thereafter and embody any Trade Secrets.

"Plant" shall mean a factory, plant or other industrial facility which is substantially owned, operated or controlled, directly or indirectly, by Xethanol or its affiliates, and at which any

Machines are located.

"Purchase Agreement" shall have the meaning assigned to it in **Subsection 5.1 ("Purchase of Machines and Royalties").**

"Receiving Party" shall have the meaning assigned to it in **SECTION 7 ("CONFIDENTIAL INFORMATION").**

"Required Volume" shall mean the sum number of all Machines: **(a)** Sold by DDS pursuant to **SECTION 2 ("SALES")**; and also **(b)** purchased and paid for by Xethanol pursuant to **Subsection 2.3 ("Marketing and Demo Machine")** and **Subsection 5.1 ("Purchase of Machines and Royalties").**

"Sale", "Sales", "Sell", "Sells", "Selling" or *"Sold"* shall mean, with respect to the Machines any sale, lease, license, transfer, distribution or rental thereof by DDS to any Customer, but in all cases solely for use by such Customer for the Authorized Purpose.

"Term" shall have the meaning assigned to it in **SECTION 6 ("TERM AND TERMINATION").**

"Trade Secrets" shall mean all ideas, concepts, know-how, formulas, techniques, procedures, and other non-public information of DDS regarding the use or operation of Machines existing on or before the Effective Date, including without limitation materials described as such in **EXHIBIT A ("TRADE SECRETS").**

2. SALES.

2.1 Leads. During the Term, Xethanol agrees to use its diligent efforts to locate and identify to DDS potential Customers who in Xethanol's reasonable judgment would be likely to wish to purchase Machines from DDS (collectively, "Leads"). Xethanol shall provide all information reasonably requested by DDS to identify such Leads, including the correct "contact person" at each such Lead.

2.2 Exclusivity and Loss of Exclusivity. The parties agree that DDS shall not appoint any other party to perform Lead-seeking services similar to those provided by Xethanol hereunder during the Term; provided, however, that in the event that the Required Volume is less than that described in **EXHIBIT D ("REQUIRED VOLUME")** then in such case DDS shall have the right to appoint any and all such third parties, without notice to or permission from Xethanol.

2.3 Marketing and Demo Machine. Xethanol shall cooperate reasonably with DDS to assist DDS in marketing Machines to Leads as DDS may request. The parties understand and agree that DDS shall have no obligation to market Machines to any particular Lead, but shall consider in good faith all Leads provided to DDS as described in **Subsection 2.1 ("Leads").** Xethanol agrees that upon the Effective Date it shall purchase one (1) Machine according to the terms described in the Purchase Agreement. Xethanol shall use such Machine for its own internal business purposes at Xethanol's Ethanol Feed Stock and Byproduct production location in Blairstown, IA, and shall also use such Machine to assist DDS in marketing Machines as hereinabove described as "demo" Machine. Such "demo" Machine, and any additional

Machines purchased by Xethanol pursuant to **Subsection 5.1 ("Purchase of Machines and Royalties")**, shall be subject to the provisions of **Subsection 5.5 ("Licenses")**.

2.4 Sales. The parties understand and agree that Xethanol shall have no right to negotiate on behalf of DDS with any Lead, and that in particular the prices, terms, and specifications of each Machine shall be determined solely upon agreement between DDS and such Lead, and shall be included in a written agreement between DDS and such Lead (each, a "Customer Agreement").

2.5 Prices. The parties understand and agree that the prices for purchases of Machines by Xethanol shall be equivalent to DDS's lowest commercially reasonable prices for such Machines, as determined by DDS, but subject to adjustment from time to time by DDS. DDS shall set the prices for all Sales of Machines pursuant to each Customer Agreement, but it is DDS's intention to set such prices at a profit-maximizing level.

3. STOCK AND FEES.

3.1 Stock. Within five (5) days from the Effective Date, DDS shall provide to Xethanol two hundred thousand (200,000) shares of the restricted stock of DDS, with "piggyback" rights where permitted, according to the stock purchase agreement described in **EXHIBIT E ("STOCK PURCHASE AGREEMENT")**.

3.2 Cash Payment. Within five (5) days from the Effective Date, DDS shall pay to Xethanol fifty thousand dollars ($50,000).

3.3 Fee Calculation. For all Sales of Machines during the Term (and regardless of whether such Sales were made pursuant to any Leads provided by Xethanol pursuant to **Subsection 2.1 ("Leads")**), DDS shall pay to Xethanol a fee ("Fee") calculated at ten percent (10%) of all amounts actually paid to DDS by Customers for each such Sale; provided, however, that any Sales of Machines to any Restricted Customer shall not be subject to the foregoing, and there shall be no amount owed or paid to Xethanol in connection therewith. Provided, further, that in no event shall any royalties or other payments from Customers be subject to the foregoing Fee payment obligation. The parties further agree that any sales of other devices or machines (including without limitation any devices or machines which are similar to Machines, but which are not used for the Authorized Purpose, and may instead be used for other purposes in other industries or markets) shall likewise not be subject to the foregoing, and there shall be no amount owed or paid to Xethanol in connection therewith.

3.4 Payment. DDS shall pay Fees to Xethanol within thirty (30) days of receipt by DDS of the corresponding amounts by DDS for each Sale. Each payment of Fees shall be accompanied by written documentation reasonably sufficient to explain the amount and calculation of such Fees.

3.5 Currency. All amounts owed or paid under this Agreement by DDS shall be calculated and paid in United States currency; provided, however, that as to Fees based on Sales made in other than United States current, such Fees shall be paid by DDS in such foreign

currency as corresponds to such Sale.

4. **Return of Machine and Release.**

4.1 Return. Promptly following the Effective Date, Xethanol shall make available for pick up by DDS that particular Machine currently located at Xethanol's facility in Hopkinton, IA, and shall take all steps to ensure that such Machine is delivered "as is" to DDS, free of all liens, security interests or other encumbrances.

4.2 Release. Upon the Effective Date, the parties hereto shall execute a mutual general release in substantially the form described in **Exhibit C ("General Release").**

5. **Purchase of Machines, Royalties and Licenses.**

5.1 Purchase of Machines and Royalties.

A. Purchase of Machines. From time to time during the Term, Xethanol may issue purchase orders to purchase Machines from DDS. Xethanol may, as a matter of administrative convenience use its standard form of purchase order for such purposes, provided that any terms contained thereon shall have no effect whatsoever. Such Machines shall be used solely by Xethanol and solely for the Authorized Purpose (and in no event shall be purchased for resale), and shall be subject to the purchase agreement ("Purchase Agreement") described in **Exhibit B ("Purchase Agreement").** Xethanol agrees that it shall not use, or permit or encourage the use of, such Machines purchased by Xethanol for any purpose other than the Authorized Purpose.

B. Royalties. In addition to payment for the purchase of Machines, Xethanol shall also pay to DDS certain royalties ("Royalties") as follows:

(i) Ethanol. The Royalty payable with respect to amounts directly or indirectly paid or owed to Xethanol by third parties for Ethanol which is produced using such Machines shall be one and one quarter of one percent (1.25%) until such time, if ever, as the provisions of **Subsection 2.2 ("Exclusivity and Loss of Exclusivity")** shall apply and DDS shall appoint any third party to perform Lead-seeking services, in which case such Royalty payable thereafter shall be one quarter of one percent (.25%); and

(ii) Byproducts. The Royalty payable with respect to amounts directly or indirectly paid or owed to Xethanol by third parties for Byproducts shall be four percent (4%).

D. Payment. Xethanol shall pay Royalties to DDS within thirty (30) days of receipt by Xethanol of the corresponding amounts by Xethanol. Each payment of Royalties shall be accompanied by written documentation reasonably sufficient to explain the amount and calculation of such Royalties.

5.2 Milestone Payments. In addition to payment for the purchase of Machines and payment of Royalties, Xethanol shall also pay to DDS certain milestone payments as follows:

two thousand five hundred dollars ($2500) for each one million (1,000.000) gallons of annual nameplate capacity for each Plant. Xethanol shall pay such milestone payments within thirty (30) days of the completion, or first day of commercial operation, of each such Plant (whichever comes first). Each payment of such milestone payments shall be accompanied by written documentation reasonably sufficient to explain the calculation of such annual nameplate capacity and the corresponding amount of payment.

5.3 Forecasts and Additional Purchases. Xethanol shall provide a rolling twelve (12) week forecast of requested Machine delivery dates for the Term. Xethanol shall issue purchase orders against such forecast, allowing at least six (6) weeks for delivery, or such longer period as DDS may from time to time specify.

5.4 Buy Back Rights. In the event of any termination of this Agreement, and also prior to any contemplated sale, lease, license, consignment or any other transfer of any Machine by Xethanol to any third party, Xethanol shall give no less than forty-five (45) days' written notice thereof to DDS, and shall afford DDS the opportunity to purchase all or some of such Machines (at DDS's discretion) at a price equal to the original purchase price thereof reduced at a rate of twenty percent (20%) of such original purchase price per year thereafter, but in no event a price less than five percent (5%) of such original purchase price. In the event that DDS declines to purchase any such Machines, Xethanol may proceed with the foregoing sale, lease, license, consignment or other transfer of such Machines; provided, however, that prior to any such sale, lease, license, consignment or other transfer DDS shall have first entered into a separate written license and royalty agreement with the other party with respect to the Trade Secrets and the Patents. The parties understand and agree that any agreements for sale of Machines to third parties by Xethanol shall contain an analogous "buy back" provision for the benefit of DDS; provided; however, that it shall not be an obligation of Xethanol hereunder to arrange for the re-sale or return of such Machines to DDS.

5.5 Licenses.

A. Trade Secrets. Subject to Xethanol's timely performance hereunder, DDS hereby grants to Xethanol, solely during the Term and solely in the Authorized Territory, an exclusive, non-transferable, Royalty-bearing license (without the right to grant sublicenses), to use the Trade Secrets solely for the Authorized Purpose. DDS hereby acknowledges that Xethanol shall have the right to sell Ethanol and Byproducts which are produced pursuant to this **Subsection 5.5(A)("Trade Secrets")** to third parties inside and outside the Authorized Territory.

B. Patents. Subject to Xethanol's timely performance hereunder, DDS hereby grants to Xethanol, solely during the Term and solely in the Authorized Territory, an exclusive, non-transferable, Royalty-bearing license (without the right to grant sublicenses), to use the Patents, and practice any claims thereof, solely for the Authorized Purpose. DDS hereby acknowledges that Xethanol shall have the right to sell Ethanol and Byproducts which are produced pursuant to this **Subsection 5.5(B)("Patents")** to third parties inside and outside the Authorized Territory.

6. **TERM AND TERMINATION.**

6.1 Term. The term of this Agreement ("Term) shall continue until the expiration of the last of the intellectual property rights licensed herein, subject to earlier termination and extension as herein below provided.

6.2 Termination. Either party may terminate this Agreement for the material breach of the other party which breach has remained uncured for thirty (30) days after written notice thereof to the breaching party.

6.3 Effect. In the event of any expiration or termination of this Agreement, all licenses granted by DDS hereunder shall immediately terminate, each party shall immediately return to the other party such other party's Confidential Information as described in **Subsection 7.5 ("Return of Confidential Information")**, and the provisions of **Subsection 5.4 ("Buy Back Rights")** shall continue to apply.

7. **CONFIDENTIAL INFORMATION.**

7.1 Description. Each party (the "Disclosing Party") may from time to time during the Term of this Agreement disclose to the other party (the "Receiving Party") certain non-public information regarding the Disclosing Party's business, including technical, marketing, financial, personnel, planning, and other information ("Confidential Information"). The Disclosing Party shall mark all such Confidential Information in tangible form with the legend 'confidential', 'proprietary', or with similar legend. With respect to Confidential Information disclosed orally, the Disclosing Party shall describe such Confidential Information as such at the time of disclosure, and shall confirm such Confidential Information as such in writing within thirty (30) days after the date of oral disclosure. The Trade Secrets and any other non-public information regarding Machines shall, however, be considered the Confidential Information of DDS regardless of whether so marked or confirmed.

7.2 Confidential Nature of Terms of Agreement and Press Release.

A. Agreement. Each party agrees not to disclose the terms of this Agreement to any third party except as required by law or regulation, in order to enforce such party's rights hereunder, or under obligation of confidence to advisors, attorneys, accountants, or investment professionals.

B. Press Release. Simultaneous with the Effective Date, the parties shall issue a reasonable and mutually-acceptable press release which shall describe in the general terms the existence and nature of this Agreement, but shall not disclose the terms hereof.

7.3 Protection of Confidential Information. Except as expressly permitted by this Agreement including without limitation in **Subsection 5.5 ("Licenses")**, the Receiving Party shall not disclose the Confidential Information of the Disclosing Party, and shall not use the Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement. Subject to the foregoing, the Receiving Party shall limit the disclosure of the Confidential Information of the Disclosing Party to the employees, professional advisors or

agents of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement, and who are, with respect to the Confidential Information of the Disclosing Party, bound in writing (or by statute or regulations) by confidentiality terms no less restrictive than those contained herein. The Receiving Party shall provide copies of such written agreements to the Disclosing Party upon request; provided, however, that such agreement copies shall themselves be deemed the Confidential Information of the Receiving Party.

7.4 Exceptions. Notwithstanding anything herein to the contrary, Confidential Information shall not be deemed to include any information which, as evidenced by the Receiving Party's written records: **(a)** was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party as reflected in the written records of the Receiving Party; **(b)** was or has been disclosed by the Disclosing Party to a third party without obligation of confidence; **(c)** was or becomes lawfully known to the general public without breach of this Agreement; **(d)** is independently developed by the Receiving Party without access to, or use of, the Confidential Information; **(e)** is approved in writing by the Disclosing Party for disclosure by the Receiving Party; **(f)** is required to be disclosed in order for the Receiving Party to enforce its rights under this Agreement; or **(g)** is required to be disclosed by law or by the order or a court or similar judicial or administrative body; provided, however, that the Receiving Party shall notify the Disclosing Party of such requirement immediately and in writing, and shall cooperate reasonably with the Disclosing Party, at the Disclosing Party's expense, in the obtaining of a protective or similar order with respect thereto.

7.5 Return of Confidential Information. The Receiving Party shall return to the Disclosing Party, destroy or erase all Confidential Information of the Disclosing Party in tangible form: **(a)** upon the written request of the Disclosing Party (except with respect to the Trade Secrets or other Confidential Information of which the Receiving Party is entitled to continued possession under the terms of this Agreement); or **(b)** upon the expiration or termination of this Agreement, whichever comes first, and in both cases, the Receiving Party shall certify promptly and in writing that it has done so.

8. LIMITATION OF LIABILITY. OTHER THAN FOR A BREACH OF SECTION 7 ("CONFIDENTIAL INFORMATION"), OR FOR AN EXCEEDING OF THE SCOPE OF THE LICENSES GRANTED HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PARTY FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION SEEKING SUCH DAMAGES (WHETHER IN CONTRACT, TORT, INCLUDING NEGLIGENCE, STRICT PRODUCT LIABILITY OR OTHERWISE), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9. REPRESENTATIONS AND WARRANTIES.

9.1 By Xethanol. Xethanol hereby represents and warrants, to and for the benefit of DDS and its parent, subsidiaries, shareholders, customers, affiliates, agents and assigns, as of the Effective Date, throughout the Term and thereafter, as follows:

A. Xethanol has conducted its own thorough inquiry into the details and operation of the Machine and the intellectual property to be licensed under this Agreement;

B. Xethanol possesses sufficient technical skill, experience and knowledge to conduct such an inquiry in a meaningful and effective way;

C. DDS has cooperated with Xethanol and has provided Xethanol such information and documentation as Xethanol has requested in the course of such inquiry;

D. Xethanol acknowledges that DDS has no responsibility for the selection of Machines by Xethanol or their suitability, or the suitability of the foregoing intellectual property, for use in Xethanol's business;

E. Xethanol shall ensure that all Machines purchased by Xethanol are operated solely for the Authorized Purpose, in a commercially reasonable and safe manner, and so as not to cause injury or damages to persons or real or tangible personal property; and

F. All statements and representations may by or on behalf of Xethanol to third parties (including without limitation Customers) regarding DDS or the Machines, shall complete, accurate and consistent with all corresponding information and written materials provided by DDS.

9.2 **By DDS.** Machines delivered to Xethanol pursuant to the Purchase Agreement shall be subject to the warranty provisions set forth therein. The foregoing states DDS's sole liability and Xethanol's sole remedy, for any breach of warranty under this Agreement.

9.3 **Disclaimer.** EXCEPT AS EXPRESSLY STATED IN SUBSECTION 9.2 ("BY DDS"), ALL MACHINES AND ALL OTHER DELIVERABLE ITEMS UNDER THIS AGREEMENT ARE PROVIDED ON AN "AS IS" BASIS, WITHOUT ANY WARRANTY WHATSOEVER, AND DDS HEREBY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

10. INDEMNITY. Each party (the "Indemnifying Party") agrees to indemnify, defend and hold harmless the other party (the "Indemnified Party") from and against all claims, demands, threats, suits or proceedings (collectively, "Claims"), and all losses, arising from any injury or damages to persons or real or tangible personal property arising from any beach of this Agreement by the Indemnifying Party. In the event of any such Claim, the Indemnified Party shall promptly notify the Indemnifying Party, and shall cooperate reasonably with the Indemnifying Party (at the Indemnifying Party's expense) in the defense or settlement of such Claim.

11. SURVIVAL AND ORDER OF PRECEDENCE. In the event of any expiration or termination of this Agreement, the provisions of **SECTION 1 ("DEFINITIONS"), SECTION 4 ("RETURN OF MACHINE AND RELEASE"), Subsection 5.1(B) ("Royalties"), Subsection 5.2 ("Milestone Payments"), Subsection 5.4 ("Buy Back Rights"), Subsection 6.3 ("Effect"), SECTION 7 ("CONFIDENTIAL INFORMATION"), SECTION 8 ("LIMITATION OF LIABILITY"), SECTION 9**

("**Representations and Warranties**"), **Section 10** ("**Indemnity**"), **Section 11** ("**Survival and Order of Precedence**") and **Section 12** ("**General**") shall survive and shall continue to bind the parties. In the event of any conflict between the terms of this Agreement and the terms of any exhibit, the terms of the exhibit shall control.

12. General.

12.1 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and the District of Columbia without regard to conflicts of law principles. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. Subject to **Subsection 12.3 ("Arbitration"),** the courts located in the District of Columbia shall have sole jurisdiction over any disputes arising hereunder, and the parties hereby consent to the personal jurisdiction of such courts.

12.2 Attorneys' Fees. In the event any proceeding or lawsuit is brought by any party in connection with this Agreement, the prevailing party in such proceeding shall be entitled to receive its costs, expert witness fees and reasonable attorneys' fees, including costs and fees on appeal.

12.3 Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association ("AAA") in the District of Columbia. A single arbitrator engaged in the practice of law, who is knowledgeable about intellectual property transactions, shall conduct the arbitration. The arbitrator shall be selected in accordance with AAA procedures from a list of qualified people maintained by AAA. The arbitration shall be conducted in the District of Columbia. There shall be no discovery other than the exchange of information which is provided to the arbitrator by the parties. The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the parties as essential to the success of the arbitration process. Written reasons for the arbitrator's decisions should be complete and explicit, but limited to only those issues necessary to support the award. The written reasons should include the basis for any damages awarded and a statement of how the damages were calculated. Each party shall bear its costs and attorney's fees of any arbitration. The arbitrator shall assess his or her costs, fees and expenses against the party losing the case unless the arbitrator believes that neither party is the clear loser, in which case the arbitrator shall divide such fees, costs and expenses according to his or her sole discretion. The arbitrator's decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any duty to arbitrate under this Agreement shall remain in effect and enforceable after termination of this Agreement for any reason.

12.4 Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, facsimile, or by certified or registered mail, return receipt requested, and shall be deemed given: **(i)** upon personal delivery; **(ii)** the next day following the date of transmittal when transmitted by facsimile; **(iii)** or five (5) business days after deposit in the mail. Notices shall be sent to the parties at the addresses described on the

first page of this Agreement or such other address as either party may designate for itself in writing. Notices to DDS shall include a copy sent to: John E. Cummerford, Esq., Greenberg Traurig, 2375 E. Camelback Road, Suite 700, Phoenix, AZ 85016.

12.5 No Agency. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties.

12.6 Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other cause which is beyond the reasonable control of such party.

12.7 Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

12.8 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

12.9 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement.

12.10 Assignment. Neither party shall assign any rights or obligations under this Agreement, either in whole or in part, without the prior, written consent of the other party, which consent shall not be unreasonably withheld. DDS shall, however, have the right to assign this Agreement in whole to a third party that acquires, is acquired by, merges with, or engages in a similar transaction with DDS.

12.11 Brokers. Each party hereby represents that it has not used the services of any broker or similar party in the connection therewith, and that there are no brokers' fees, sales commissions or similar payments owed by such party.

12.12 Injunction. Notwithstanding the provisions of **Subsection 12.3 ("Arbitration"),** either party shall be free to seek injunctive relief were available in any court of competent jurisdiction.

12.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

12.14 No Construction. This Agreement is the product of negotiations between the parties and their respective counsel, has been jointly drafted, and shall not be construed for or against either party.

12.15 Entire Agreement. This Agreement together with the exhibits hereto completely and exclusively states the agreement of the parties regarding its subject matter, and supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding such subject matter. This Agreement shall not be modified except by a subsequently dated written amendment signed on behalf of each of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

DDS TECHNOLOGIES USA, INC.	XETHANOL CORPORATION
BY: S. L. Sterling	BY: [signature]
NAME: SPENCER STERLING	NAME: C. D'Itrenaua - Thyer
TITLE: President & CEO	TITLE: Chair & CEO
DATE: October 19, 2005	DATE: October 19, 2005

EXHIBIT A
TRADE SECRETS

1. Canadian Pat. Appl. No. 2,486,941

2. Mexican Pat. Appl. No. PA/a/2004/011713

EXHIBIT B
PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT ("Agreement") applies to the acquisition of dry disaggregation machines ("Machines") from DDS Technologies USA, Inc. ("DDS") by Xethanol ("Xethanol").

1. No Other Terms. This Agreement states the only terms under which DDS agrees to sell Machines. DDS does not agree to any other terms, including without limitation any terms on Xethanol's purchase order. This Purchase Agreement shall be subject to the terms of the "Marketing and License Agreement" between the parties to which this Agreement is an exhibit.

2. Payment. DDS will invoice Xethanol for Machines according to the prices provided from time to time by DDS. Payment by Xethanol of the full invoice amount will be due as follows:

A. Fifty percent (50%) of price on submission of purchase order by Xethanol;

B. Forty percent (40%) of price on completion of assembly and test at DDS's manufacturer, and prior to shipment; and

C. Ten percent (10%) of price on completion of installation and test at Xethanol's facility.

Xethanol shall pay all applicable taxes (other than taxes based on DDS's net income), installation charges, transportation charges, insurance premiums, and any custom packaging charges, all as determined and invoiced by DDS.

3. Delivery and Acceptance. DDS shall use its commercially reasonable efforts to deliver the Machines to the addresses requested by Xethanol by or before the dates requested by Xethanol. Machines will be shipped *Ex Works* (*Incoterms*, 2000). Title to Machines (except software, firmware or drivers) will pass upon shipment; risk of loss of the Machines will pass upon delivery of Machines to Xethanol. Machines will be deemed accepted upon delivery and Xethanol hereby waives all right of revocation.

4. Machine Warranty. Machines are warranted by DDS to materially conform with their design specifications contained in their accompanying documentation in normal use for twelve (12) months from the date or original delivery thereof by DDS. DDS, at its option, either will repair or replace any defective Machine which is returned to DDS (along with a "Return Materials Authorization" number which Xethanol must first request and obtain from DDS) at Xethanol's expense and risk, or will refund its purchase price. Repair, replacement, or refund, at DDS's option, is the sole remedy for breach of this warranty. This warranty is extended to Xethanol only and in no event to any other party. This warranty does not cover defects or damages resulting from: **(a)** use of Machines other than in a normal and customary manner; **(b)** physical or electronic abuse or misuse, accident, or neglect; or **(c)** unauthorized alterations or repairs made to Machines.

THIS WARRANTY IS GIVEN IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 4 ("MACHINE WARRANTY"), DDS PROVIDES THE MACHINES ON AN "AS IS" BASIS.

5. Limitation of Liability. IN NO EVENT WILL DDS BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT MACHINE LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY EVEN IF DDS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL DDS'S AGGREGATE CUMULATIVE LIABILITY FOR ANY

CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE GREATER OF FIVE HUNDRED DOLLARS ($500.00), OR THE PRICE ACTUALLY PAID BY XETHANOL FOR MACHINES WHICH GAVE RISE TO SUCH CLAIMS.

6. Confidential Information. The Machines contain certain valuable confidential and proprietary information of DDS which is not generally known to the public (herein "Confidential Information"). Xethanol agrees that it will not use or disclose to any third party any Confidential Information except as expressly permitted by this Agreement. This section shall not apply to the extent Xethanol can establish that such information: **(a)** was already lawfully known Xethanol, **(b)** has lawfully become publicly known without a breach of this Agreement, **(c)** was lawfully received by Xethanol from a third party without restrictions; or **(d)** is required to be disclosed pursuant to any statutory regulation or court order, provided, however, that Xethanol provides reasonable notice thereof to enable DDS to obtain a protective order or take other protective measures as it may deem necessary. Xethanol agrees that it shall not reverse compile, disassemble or otherwise reverse engineer Machines and that it shall not use Machines except as expressly permitted by this Agreement. Xethanol understands and agrees that all information provided by Xethanol shall be non-confidential, and that the provisions of this Section 6 ("Confidential Information") shall survive any expiration or termination of this Agreement.

7. Applicable Law. This Agreement shall be subject to the laws of the District of Columbia. Subject to the provisions of Subsection 12.3 ("Arbitration") of the foregoing "Marketing and License Agreement" between the parties, the courts located in the District of Columbia shall have sole jurisdiction over, and shall be the sole forum for resolving, any disputes arising hereunder, and the parties hereby submit to the personal jurisdiction of such courts. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

8. Compliance with Laws; Export. In exercising its rights and performing its obligations under this Agreement, Xethanol will comply with all applicable international, national and local laws and regulations. Without limiting the generality of the foregoing, Xethanol will not use or re-export, or permit any person to use or re-export, the Machines without all required licenses, and Xethanol will comply, and will require all of its own contractors to comply, with all applicable export and import control laws. Xethanol will defend, indemnify and hold harmless DDS and its successors, agents, officers, directors and employees from and against any violation of any laws or regulations by Xethanol or any of its agents, officers, directors, employees or contractors.

9. General. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach. Neither this Agreement nor any rights or obligations of Xethanol may be assigned by Xethanol in whole or in part. Any assignment in derogation of the foregoing shall be void. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other cause that is beyond the reasonable control of such party. This Agreement sets forth the entire understanding and agreement of the parties and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter of this Agreement, and may be changed only by a writing signed by both parties.

EXHIBIT C
GENERAL RELEASE

MUTUAL RELEASE

This Mutual Release ("Release") is entered into on this 19th day of October, 2005 between Xethanol Corporation, a Delaware corporation ("Xethanol"), and DDS Technologies USA, Inc., a Nevada corporation ("DDS").

WHEREAS, Xethanol and DDS have been engaged in a dispute regarding the existence and details of a certain joint venture agreement between them, and have entered into this Release, a Marketing and License Agreement dated as of the date hereof (the "License Agreement") and the other agreements and documents described in or required by the License Agreement (together with this Release and the License Agreement, the "Settlement Documents") as part of the overall and final settlement of such dispute.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Releases.

a. DDS, on behalf of itself and its predecessors, subsidiaries, affiliates, divisions, successors and assigns, and all of their officers, directors, agents, attorneys, insurers, servants and employees does hereby forever release, cancel, forgive and forever discharge Xethanol and its predecessors, subsidiaries, affiliates, divisions, successors and assigns, and all of their officers, directors, agents, attorneys, insurers, servants and employees (the "Xethanol Released Parties") from all actions, claims, demands, damages, obligations, liabilities, controversies and executions (collectively, "Claims"), of any kind or nature whatsoever, in law or in equity, which any of them ever had, now has, or hereafter can, shall or may have against all or any of the Xethanol Released Parties, known or unknown, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this Release.

b. Xethanol, on behalf of itself and its predecessors, subsidiaries, affiliates, divisions, successors and assigns, and all of their officers, directors, agents, attorneys, insurers, servants and employees does hereby forever release, cancel, forgive and forever discharge DDS and each of its predecessors, subsidiaries, affiliates, divisions, successors and assigns, and all of their officers, directors, agents, attorneys, insurers servants and employees (the "DDS Released Parties") from all Claims of any kind or nature whatsoever, in law or in equity, which any of them ever had, now has, or hereafter can, shall or may have against all or any of the DDS Released Parties, known or unknown, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this Release.

c. Neither party hereto nor anyone on its behalf, shall assert or file any claim, complaint, charge, suit or action against the other party hereto or person released pursuant hereto ("Releasee") arising out of any matter released pursuant to Sections 1(a)-(b) above. In the event that any claim, complaint, charge, suit or action is asserted or filed in breach of this Section, each

affected party hereto or Releasee shall be entitled to recover from the releasing party or parties his, her or its costs, including attorney fees, incurred in defending against such action.

d. Claims released pursuant to this Release include claims based on or arising out of all common law and statutory claims, including (but not limited to) contract, fraud, negligence, gross negligence, libel, slander or other tortious act on the part of any party hereto or Releasee.

e. Each party acknowledges that it may hereafter discover facts different from, or in addition to, those which it now believes to be true with respect to any and all of the Claims herein released.

f. Each party acknowledges that it is fully informed and aware of its rights to receive independent legal advice regarding the advisability of entering into this Release and has received such independent legal advice as it deems necessary with regard to the advisability of executing this Release. Each party further acknowledges that it has made an investigation of the facts pertaining to this Release as it has deemed necessary, and, further, acknowledges that it has not relied upon any statement or representation of others, other than as set forth herein or in any other Settlement Document.

g. This Release does not release any party from such party's covenants, obligations, representations, warranties and agreements set forth in this Release or any other Settlement Document.

h. Each party denies that it has violated any law, breached any contract, or injured or wronged any other party in any way. This Release is not, and shall not in any way be construed for any purpose as, an admission by any party of any liability or wrong-doing, but instead constitutes the good faith settlement of the parties.

2. Dissolution of Joint Venture.

a. Termination of Pre-Formation Agreement. The parties are party to that certain Pre-Formation Agreement dated August 1, 2003 (the "Pre-Formation Agreement"). Upon the execution and delivery of this Release and without any other action by the parties, the Pre-Formation Agreement shall be automatically terminated and shall have no further force or effect.

b. Dissolution of DDS-Xethanol LLC. Within 3 business days following the date of this Release, Xethanol shall file all documents and take all other action required to dissolve DDS-Xethanol LLC, a Nevada limited liability company (the "LLC"). Within one business day following such dissolution, Xethanol shall provide evidence of such dissolution, including file stamped copies of all documents filed with the State of Nevada and any other jurisdiction in which the LLC was qualified to do business.

3. Dismissal of Litigation. Upon receipt of the documents required pursuant to Section 2(b) to be delivered by Xethanol to DDS, the parties will jointly file dismissals with prejudice of all claims (each party bearing his, her or its own costs) in the Iowa litigation and with the American Arbitration Association as such matters are described in Rider "A" to this Release.

4. Expenses. Each party shall bear its respective costs and expenses incurred in connection with the preparation, execution and performance of this Release and the investigation of the matters related hereto, including expenses of agents, representatives, counsel and accountants.

5. Governing Law, Venue and Service of Process. The validity, interpretation and performance of this Release shall be governed by the substantive laws of the District of Columbia, without the application of any principle that leads to the application of the laws of any other jurisdiction. Any proceeding arising between the parties in any manner pertaining to this Release shall be held in the District of Columbia, and the parties hereto hereby consent to personal jurisdiction in the courts located within such venue. Each party waives personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such party at the address set forth below, such service to become effective five business days after mailing.

6. Waiver of Jury Trial. **THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS RELEASE.**

7. Entire Agreement; Amendments. This Release together with the other Settlement Documents represents the entire agreement between the parties and no amendment hereto shall be effective unless in writing and signed by the parties.

8. Counterparts; Facsimile Signature. This Release may be executed in counterparts, each of which (including facsimile signature pages) shall be deemed an original, but all of such counterparts together shall be deemed to be one and the same instrument.

9. Construction. This Release and all other Settlement Documents shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Release and the other Settlement Documents shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Release or any other Settlement Document.

10. Legal Fees. If legal proceedings are commenced in connection with this Release, the party which does not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

11. No Third-Party Beneficiaries. This Release shall be binding upon and inure solely to the benefit of the parties hereto and the Releasees and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Release.

12. Headings. The descriptive headings contained in this Release are for convenience of

reference only and shall not affect in any way the meaning or interpretation of this Release.

13. Notices. Any notice required or permitted to be delivered to either party to this Release shall be deemed to have been given on the date delivered if hand delivered or the business day after the day sent by overnight courier for next business day delivery, and addressed to the respective party at the address set forth on the signature page hereto or such other address as shall be specified by written notice.

14. Nonseverable. The provisions of this Release must be read as a whole and are not severable or separately enforceable by any party hereto.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the undersigned have executed this Release as of the day, month and year appearing next to their signatures.

DDS TECHNOLOGIES USA, INC.

By: [signature] Dated this 19th day of October, 2005

Name: S. L. STERLING

Title: PRESIDENT & CEO.

Address: 150 East Palmetto Park Road

Suite 510

Boca Raton, Florida 33432

XETHANOL CORPORATION

By: [signature] Dated this 19th day of October, 2005

Name: C. d'Arrazu Ava - Taylor

Title: Chairman & CEO

Address: 1185 Avenue of the Americas

20th Floor

New York, NY 10036

RIDER A
TO RELEASE

DDS-Xethanol, LLC and Xethanol Corp. v. DDS Technologies USA, Inc., No. 16 199 Y 00711 04 (American Arbitration Association) and DDS Technologies USA, Inc. v. Xethanol Corporation, Permeate Refining Corporation, Xethanol One, LLC, Christopher D'Arnaud-Taylor, Jeffrey Langberg and Robert Lehman, No. C04-143-EJM (United States District Court for the Northern District of Iowa)